UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 14, 2015

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 14, 2015, American Superconductor Corporation (the “Company”) received a letter (the “Notification Letter”) from The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Select Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of the Notification Letter, the Company no longer meets the minimum bid price requirement.

The Notification Letter does not impact the Company’s listing on The Nasdaq Global Select Market at this time. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until July 13, 2015, to regain compliance with Nasdaq Listing Rule 5450(a)(1). To regain compliance, the Company’s common stock must have a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In the event the Company does not regain compliance by July 13, 2015, the Company may be eligible for additional time to regain compliance.

To facilitate the Company’s efforts to regain compliance, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on January 21, 2015 (the “Proxy Statement”) which includes a proposal (the “Proposal”) seeking stockholder approval of amendments to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split. If the Proposal is approved by the Company’s stockholders, it will be implemented by the Company’s board of directors if the board of directors determines that a reverse stock split is in the best interests of the Company and its stockholders. There can be no assurance that the Proposal will be approved by stockholders, or that the Proposal, if approved, would be sufficient to permit the Company to regain compliance with the minimum bid price requirement.

Item 8.01.	Other Events.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 4, 2014, the Company’s insurer, Catlin Specialty Insurance Company (“Catlin”), sought and received a ruling from the Massachusetts Superior Court that coverage does not apply to the award of approximately €8.3 million (currently, approximately $9.8 million), plus interest (the “Award”), issued by the Arbitration Tribunal for the ICC International Court of Arbitration (“ICC Court”), dated August 29, 2014, in the arbitration proceedings between the Company’s wholly-owned Austrian subsidiary, AMSC Austria GmbH (“AMSC Austria”) and Ghodawat Energy Pvt. Ltd. The Massachusetts Superior Court has yet to determine whether Catlin would be entitled to recoup the approximately $2.3 million reimbursed to date under the policy for expenses incurred in connection with the arbitration proceedings (the “Expenses”).

On January 14, 2015, the Company and AMSC Austria entered into a Settlement Agreement and Release with Catlin to resolve any and all claims between them with respect to (a) coverage for the Award; and (b) the Expenses. The Settlement Agreement and Release provided for, among other things, (a) the Company’s and AMSC Austria’s release of all claims against Catlin relating to the Award; and (b) Catlin’s release of all claims against the Company and AMSC Austria relating to the Expenses.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the approval of the Proposal by stockholders and the implementation of the Proposal by the board of directors, and the Company’s eligibility for additional time to regain compliance with the minimum bid price requirement if it does not do so by July 13, 2015. Such forward-looking statements represent management’s current expectations and are inherently uncertain. Actual results may differ materially from what management currently expects because of many risks and uncertainties, including the risk that the Proposal will not be approved by stockholders or implemented by the board of directors, the risk that, if approved and implemented, the Proposal would not be sufficient to permit the Company to regain compliance with the minimum bid price requirement. These and the important factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. In addition, any forward-looking statements included in this report represent the Company’s expectations as of the date of this report. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: January 21, 2015	By:	/s/ David A. Henry
David A. Henry
Executive Vice President and Chief Financial Officer

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